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                                                                      EXHIBIT 23
CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of Bitwise Designs, Inc. and subsidiaries on Form S-3 (File Nos. 33-80917 and 333-05445) and Form S-8 (File Nos. 333-23933) of our report dated August 23, 1999, except for Note 5 and Note 18 for which the date is October 4, 1999, on our audits of the consolidated financial statements and financial statement schedules of Bitwise Designs, Inc. and Subsidiaries as of June 30, 1999 and 1998, and for the years ended June 30, 1999 and 1998, which report is included in this Annual Report on Form 10-KSB.



                                                  /s/ PricewaterhouseCoopers LLP



Albany, New York
August 23, 1999, except for Note 5 and
Note 18 for which the date is October 4, 1999.